Exhibit 99.1

FOR IMMEDIATE RELEASE

KEY TECHNOLOGY ANNOUNCES COST REDUCTION INITIATIVES

WALLA WALLA, Wash. -- June 26, 2014 - Key Technology, Inc. (NASDAQ: KTEC), a worldwide leader and full-solutions provider in the design and manufacture of process automation systems, announced today that it is taking cost reduction initiatives during the third quarter of its fiscal 2014 that include a planned reduction of approximately 8% of its global workforce. Company earnings for the third quarter of fiscal 2014 will be adversely affected by an estimated pre-tax charge of approximately $1.2 million related to the workforce reduction. Approximately one half of these cost reduction initiatives will reduce future costs in operating expense areas, with the remainder reducing costs in manufacturing operations. The Company expects the majority of the cost reductions to be fully implemented by the end of fiscal 2014.

Jack Ehren, President and Chief Executive Officer commented, “We remain focused and confident that we are continuing to build a strong, sustainable foundation and strategy for the company. While we are continuing to establish this new foundation, we remain vulnerable to the impact of cyclical trends in our core markets. We are committed to improving the Company’s profitability in the short-term, while still executing on our long-term vision and strategy that we believe will drive sustainable success and results for our shareholders, customers and employees.”

About Key Technology
Key Technology, an ISO-9001 certified company, is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. With worldwide sales representation, the company maintains demonstration and testing facilities at its headquarters and manufacturing divisions in Walla Walla, Washington, USA; and in Beusichem, the Netherlands, and Hasselt, Belgium. The company's common stock trades on the Global Market tier of The NASDAQ Stock Market® under the symbol KTEC.

Contact Information
Jeff Siegal
Vice President and Chief Financial Officer
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362 USA
Tel: 509-394-3300
Email: jsiegal@key.net
URL: www.key.net